Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated: February 3, 2009

Citizens Bancorp Reports Earnings for 2008

With Assets Exceeding $300 Million

[Blackstone, Virginia] Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB: CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), reported net income of $3.087 million, or $1.28 per share for the twelve months ending December 31, 2008. As of December 31, 2008, Total Assets of the Company exceeded $300 million for the first time in its 135-year history. The Company is reporting that total assets at December 31, 2008 were $305.1 million, an increase of $15.2 million, or 5.24%, from the total assets of $290.0 million reported for December 31, 2007. Fourth quarter 2008 net income was $634 thousand or $0.26 per share, compared to earnings of $914 thousand, or $0.37 per share for the fourth quarter 2007. Earnings for the fourth quarter of 2007 included a one-time recovery of loan loss provision of $157 thousand; net of income taxes. Earnings for the 2007 period, excluding the recovery, would have been $757 thousand or $0.31 per share. The comparison to fourth quarter earnings shows that earnings declined 16.2% for the 2008 period versus the adjusted 2007 fourth quarter earnings.

President and Chief Executive Officer, Joseph D. Borgerding, stated, “Even with this very challenging economy, the Bank has exceeded $3 million in net income for the third consecutive year. The biggest year-to-year impact on earnings is due to the $483 thousand swing from a provision recovery of $238 thousand in 2007 to a $245 thousand loan loss provision in 2008. In the fourth quarter 2008, Management took a very conservative approach in analyzing the slowing economy’s effect on the Bank’s loan portfolio. Although the Bank’s loan portfolio is diversified and lacks high industry concentrations, Management recognizes that the increase in loan past dues may result in an increase in non-performing loans. As the result of this analysis the Bank made additional provision to the allowance for loan losses of $190 thousand during the fourth quarter. Another factor affecting all banks is the negative impact on bank margins caused by the Federal Reserve’s aggressive rate cutting strategy. The Bank was able to partially offset this negative factor with strong growth of $326 thousand in non-interest income and minimal year-to-year growth in non-interest expense. I am very pleased with our Bank’s performance in one of the most extreme economic environments in recent history and I am very proud of our Board, Management, and Staff’s efforts in helping the Bank to remain one of the higher performing banks in Virginia.”

The return on average assets annualized for the twelve months of 2008 was 1.05%, which compares to 1.18% for the full year of 2007, or a decrease of 13 basis points. The return on average stockholders’ equity for the twelve months of 2008 was 8.18%, a decrease of 122 basis points from 9.40% for the same period in 2007. The results for 2008 reflect the effects of the decline in short-term rates orchestrated by the Federal Reserve between September and December 2008. The net interest margin was pressured as a result of a 450 basis point decline in the prime rate from 7.75% to 3.25% over a four-month period. The Bank’s earning assets, particularly certain commercial loans, commercial mortgages, and home equity lines that are tied to the prime rate adjusted more rapidly than certificates of deposit resulting in a squeeze of the net interest margin.

The Company’s book value per share was $15.20 at December 31, 2008 as compared to $15.34 per share at December 31, 2007. Loans increased 0.81% to $213.0 million at December 31, 2008 as compared to $211.3 million at December 31, 2007. Deposit account balances at December 31, 2008 were $249.1 million and borrowed money was $16.2 million, as compared to $243.0 million and $7.3 million, respectively at December 31, 2007; this represents increases in deposits of 2.52% for 2008 as compared to 2007 and an increase of 121.0% in borrowed money from 2007’s level. The Bank’s borrowed money balances of $16.2 million and $7.3 million at December 31, 2008 and at December 31, 2007, respectively, consisted of commercial overnight repurchase agreements that are offered to Bank customers of $5.2 million and $7.3 million, respectively, and term advances from the Federal Home Loan Bank totaling $11.0 million were outstanding at December 31, 2008 and obtained during 2008.

Net interest income during the fourth quarter of 2008 totaled $2.678 million, a decrease of $19 thousand from $2.697 million for the same quarter in 2007. Interest and dividend income was $4.127 million or $329 thousand lower in the fourth quarter of 2008 as compared to the $4.456 million for the same period in 2007. Loan income was down $289 thousand in the 2008 fourth quarter at $3.576 million compared to $3.865 million in the same period in 2007; primarily due to the rapid decline of rates in the later portion of 2008. Total interest expense for the fourth quarter of 2008 was $1.448 million as compared to $1.759 million or a decrease of $311 thousand from the year-earlier period. Interest expense cost in the three months ended December 31, 2008 was the result of lower short-term interest rates that coincided with the re-pricing of time deposits during the second-half of 2008. The competition for deposit accounts in the Bank’s markets, with competitors offering above market interest rates on time deposits, continued to have some impact on the net interest margin during the fourth quarter of 2008. The current rate environment will still require management’s continued efforts at diligent funds management to mitigate the further erosion of the net interest margin. For the twelve months ended December 31, 2008, net interest income totaled $10.660 million as compared to $10.831 million for the year earlier period, or a decrease of $171 thousand. Interest and dividend income for the twelve months ended December 31, 2008 was $16.774 million as compared to $17.523 million or a $749 thousand decrease over 2007. Interest expense for the year-to-date ended December 31, 2008 was $6.114 million or $578 thousand lower than the $6.692 million for the same period in 2007.

The Allowance for Loan Losses at December 31, 2008 was $2.167 million or 102 basis points of total loans, as compared to $1.950 million or 92 basis points of total loans at December 31, 2007. The rapidly deteriorating national economy has raised certain factors used in the calculation of the Bank’s Allowance for Loan Losses calculation and as a result $190 thousand was provided during the fourth quarter of 2008 and this was in addition to the $55 thousand that was provided earlier in year. During the fourth quarter of 2007, the Bank recognized a recovery of previously charged provision of $238 thousand, which was the result of a recovery settlement on a previous loan charge-off.

Non-interest income for the fourth quarter of 2008 was $684 thousand or $15 thousand greater than the same quarter in 2007; which totaled $669 thousand. The results, excluding non-recurring items such as gains on other real estate owned and investment gains, give a better indication of the core improvement in non-interest income over the previous year. A comparison of year-to-date non-interest income (exclusive of net gains on OREO and investment securities gains) results in $2.712 million for the twelve months of 2008 or $321 thousand greater than the $2.391 million for the same period of 2007, or a 13.4% increase. The significant increases in the year-to-year comparison came from deposit account fees, up $146 thousand, ATM fees, which are up $93 thousand, and non-deposit investment sales, which are up $46 thousand as compared to the prior year. The deployment of a new remote ATM in Farmville, Virginia was partially attributable to the increase in ATM fees.

Non-interest expenses for the fourth quarter of 2008 were $2.310 million, or a decrease of 0.3% or $7 thousand from the same period in 2007. For the twelve months of 2008, non-interest expenses totaled $8.914 million, an increase of $201 thousand, or 2.3% greater than the same period in 2007. The year-over-year increase was primarily due to higher salary and benefits cost and data processing costs associated with the conversion to a higher speed network.

Joseph D. Borgerding, President and Chief Executive Officer, commented, “All banks will be affected by the current economic recession to some degree. I believe our Company is positioned very well due to our diversified loan portfolio and strong capital position.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The Bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia. The Bank also has a Loan Production Office located in Midlothian, Virginia. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Balance Sheet

(Dollars in thousands, except share data)

	December 31,	December 31,
	2008	2007
Assets	(Unaudited)

Cash and due from banks	$7,136	$11,769
Interest-bearing deposits in banks	13,280	2,002
Federal funds sold	9,512	344
Securities available for sale, at fair market value	43,481	48,452
Restricted securities	1,161	631
Loans, net of allowance for loan losses of $2,167
and $1,950	210,879	209,381
Premises and equipment, net	7,759	7,761
Accrued interest receivable	1,742	1,857
Other assets	10,193	7,763

Total assets	$305,143	$289,960

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$40,288	$37,512
Interest-bearing	208,853	205,495
Total deposits	$249,141	$243,007
Borrowed Money	16,183	7,324
Accrued interest payable	1,155	1,540
Accrued expenses and other liabilities	2,322	759
Total liabilities	$268,801	$252,630

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$-	$-
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,390,980 for 2008 and 2,434,550 for 2007	1,196	1,217
Additional paid-in capital	- -	- -
Retained earnings	37,198	36,416
Accumulated other comprehensive loss	(2,052)	(303)
Total stockholders' equity	$36,342	$37,330

Total liabilities and stockholders' equity	$305,143	$289,960

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Interest and Dividend Income
Loans, including fees	3,576	3,865	14,551	15,194
Investment securities:
Taxable	365	354	1,515	1,575
Tax-exempt	137	168	530	471
Dividends	8	9	39	34
Federal Funds sold	10	13	18	109
Other	31	47	121	140
Total interest and dividend income	4,127	4,456	16,774	17,523

Interest Expense
Deposits	1,398	1,701	5,894	6,483
Borrowed Money	50	58	220	209
Total interest expense	1,448	1,759	6,114	6,692

Net interest income	2,678	2,697	10,660	10,831

Provision for loan losses	190	(238)	245	(238)

Net interest income after provision
for loan losses	2,488	2,935	10,415	11,069

Noninterest Income
Service charges on deposit accounts	349	357	1,414	1,268
Net gain on sales of securities	-	-	20	-
Net gain on sales of loans	13	12	100	92
Net gain on sale of OREO	-	-	-	15
Income from bank owned life insurance	76	73	308	285
ATM fee income	125	116	505	412
Other	121	111	385	334
Total noninterest income	684	669	2,732	2,406

Noninterest Expense
Salaries and employee benefits	1,305	1,289	5,162	5,047
Net occupancy expense	170	140	609	554
Equipment expense	162	171	633	689
Other	673	717	2,510	2,423
Total noninterest expense	2,310	2,317	8,914	8,713

Income before income taxes	862	1,287	4,233	4,762

Income taxes	228	373	1,146	1,367

Net income	634	914	3,087	3,395
Earnings per share, basic & diluted	0.26	0.37	1.28	1.39

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Regulatory Capital Ratios

And Performance Ratios

(Dollars in thousands, except per share data) (Unaudited)

		Three Months Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008

Per Share Data:

Earnings per weighted average share	$0.26	$0.38	$0.32	$0.32

Weighted average shares outstanding	2,394,730	2,408,336	2,420,532	2,428,362

Actual shares outstanding	2,390,980	2,400,980	2,412,712	2,425,835

Book value per share at period end	$15.20	$15.50	$15.42	$15.54

Dividend per share	$0.17	$0.17	$0.17	$0.17

Performance Ratios:

Return on average assets	0.85%	1.24%	1.05%	1.08%

Net interest margin	4.04%	4.28%	4.04%	4.04%

Efficiency ratio[1]	68.71%	63.83%	67.56%	66.24%

Capital and Other Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	12.96%	13.2%	13.0%	13.0%

Total risk-based capital ratio	20.5%	20.6%	20.0%	20.2%

Allowance for loan losses to total loans	1.02%	0.94%	0.94%	0.93%

Non-accruing loans to total loans	0.52%	0.68%	0.77%	0.46%

Net charge-offs (net recoveries) to average loans (annualized)	0.04%	0.07%	-0.07%	0.00%

1 Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

******************************************************************************************

Page 6 of 6